EXHIBIT 99.1

SCIVANTA MEDICAL CORPORATION MOVES FROM PINK SHEETS
TO OTC BULLETIN BOARD

Company Commences Trading on OTC Bulletin Board

SPRING LAKE, N.J. - August 2, 2007 - Scivanta Medical Corporation (OTCBB: SCVM) today announced that its common stock commenced trading on the Over-the-Counter (OTC) Bulletin Board under the symbol SCVM.OB. Previously, Scivanta’s common stock traded through the Pink Sheets.

David LaVance, President and Chief Executive Officer of Scivanta commented, “As Scivanta moves forward with the development and commercialization of the Hickey Cardiac Monitoring System (HCMS) and pursues other corporate opportunities, we feel it is necessary to take the appropriate measures to make sure our common stock is more available to those interested in our potential.” LaVance continued, “In this instance, we found it beneficial for our common stock to be included for quotation on the OTC Bulletin Board. We believe this will increase the liquidity of our common stock and make our shares of common stock more readily available to potential investors.”

About Scivanta Medical Corporation

Scivanta is focused on acquiring and developing medical technologies and products which offer advantages over available medical procedures and treatments. The company has acquired the exclusive worldwide rights to develop, make and sell certain proprietary technologies known as the Hickey Cardiac Monitoring System, a minimally-invasive two-balloon esophageal catheter system used to monitor cardiac performance. The HCMS is expected to provide the primary measurements of cardiac performance in a minimally invasive and cost-effective manner and is designed to be used outside of an intensive care setting. The HCMS is currently under development and must receive the appropriate regulatory approvals prior to commercialization. As Scivanta develops the HCMS, it expects to continue to review for acquisition other medical technologies and products that are sold, or capable of being sold, in a specialty or niche market.

Forward-Looking Statements

Statements about the Scivanta's future expectations and all other statements in this press release other than historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which Scivanta may participate; competition within Scivanta's chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by Scivanta to successfully develop or acquire products and form new business relationships. Scivanta intends that such forwarding-looking statements shall be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Scivanta's actual results could differ materially from expected results.

Scivanta Medical Corporation
Tom Gifford, Chief Financial Officer
(732) 282-1620 x15
Fax: (732) 282-1621

The Investor Relations Group
Investor Relations
Dan Berg/Joseph Kessler
(212) 825-3210

Media Relations
Bill Douglass
(212) 825-3210